Exhibit 99.1

Prestige Brands Holdings, Inc. Reports Record First Quarter EPS of $0.40 vs. $0.29, Up 37.9%

Revenue Estimate Updated for Acquisition of Care Pharmaceuticals

Tarrytown, NY-(Business Wire)-August 1, 2013-Prestige Brands Holdings, Inc. (NYSE-PBH) today announced results for the first quarter of fiscal year 2014, which ended June 30, 2013, and updated its full year revenue estimate to reflect the Company's acquisition of Care Pharmaceuticals on July 1, 2013.

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Revenues for the first fiscal quarter were $143.0 million. Excluding the $1.6 million impact from the sale of Phazyme® on the prior year, this quarter's results would have been 1.9% below the prior year's adjusted revenues of $145.8 million, or 2.7% below last year's reported sales of $147.0 million. These results reflect the transitional year the Company anticipated as a result of the return of competitive brands to the market and the impact of the divestiture of Phazyme.

Reported net income for the first fiscal quarter was $20.7 million, or $0.40 per diluted share, 41.2% higher than the prior year comparable quarter's results of $14.7 million, or $0.29 per diluted share. The prior year's net income would have been $17.9 million, or $0.35 per diluted share, were it not for transition and integration costs and other items associated with the acquisition of the GSK brands. The first fiscal quarter of 2014 included $0.4 million in items related to the acquisition of Care Pharmaceuticals. Excluding these items, net income would have been $21.1 million with no effect on earnings per share.

Gross profit for the first fiscal quarter was $83.5 million, in line with the comparable quarter's gross profit of $83.6 million. The Company reached a record gross margin of 58.4% in the first quarter of fiscal 2014 compared to 57.2% in the prior year comparable period. The year-over-year improvement in gross margin is a result of the higher proportion of revenue derived from the Over-the-Counter Healthcare (OTC) segment, as well as cost improvements.

Revenues for the OTC segment were $122.9 million. Excluding the $1.6 million impact from the sale of Phazyme on the prior year, this quarter's results would have been 1.6% below the prior year's adjusted revenues of $125.0 million, or 2.6% below last year's reported sales of $126.2 million. Revenues for the Household Cleaning segment, which represent approximately 14% of overall Company revenues and 7% of contribution margin, were $20.0 million, a decrease of 4% over the prior year's first quarter results of $20.8 million.

Commentary & Outlook
“We are pleased with our performance in the first quarter against our stated strategy to create long-term shareholder value through continued earnings per share growth,” said Matthew Mannelly, CEO. “In addition, we executed against our M&A strategy with the acquisition of Care Pharmaceuticals, an OTC healthcare products company from New South Wales, Australia. Care is a great match for Prestige with a similar business model and a portfolio of strong OTC brands. This is our first international acquisition, one that strategically establishes a beachhead in the attractive Asia Pacific region. This platform allows us to accelerate new product and distribution opportunities and expand our existing Murine® and Clear Eyes® business. As a result of the acquisition, we now anticipate revenue for the full fiscal year to be in the range of $638-$643 million, which includes approximately $13 million in revenue from Care ($15 million AUD). In addition, we expect accretion of $0.04 in earnings per share from this acquisition,” he said.

“Brand building continues to be a key part of our strategy for increasing shareholder value,” Mr. Mannelly continued. “In the first quarter, we introduced three innovative new products: Goody's® Headache Relief Shots, BC® Cherry, and Fiber Choice® Fruity Bites. We will continue to focus on building our core brands during this transitional year with proven marketing and advertising support. As a company with a long-term focus, it is our intention to stay the course that has yielded strong results--investing in building our core brands, innovating in new product development, managing our excellent free cash flow, and being aggressive and disciplined in M&A,” he said. Mr. Mannelly continued, “Our industry-leading free cash flow is an important component of our shareholder value creation strategy. Using our free cash flow to reduce debt adds to our earnings per share by reducing interest expense and increasing the Company's capacity to fund M&A activity.”

Free Cash Flow and Debt Reduction
The Company's record free cash flow (“FCF”) for the first fiscal quarter ended June 30, 2013 was $21.4 million, an increase of $7.9 million over the prior year comparable period's free cash flow of $13.5 million. The prior year comparable period's FCF and working capital were impacted by $13.8 million related to the timing of the GSK Transition Services Agreement. On a per share basis, free cash flow for the fiscal first quarter ended June 30, 2013 translates to $0.41 per share compared to $0.27 per share for the first quarter ended June 30, 2012.

The Company's net debt at June 30, 2013 was $941 million, reflecting recent net debt repayments of $18 million during the first fiscal quarter. At June 30, 2013, the Company's covenant-defined leverage ratio was approximately 4.16, down from approximately 5.25 at the time of the closing on the acquisition of the GSK brands on January 31, 2012.

Q1 Conference Call & Accompanying Slide Presentation
The Company will host a conference call to review its first quarter results on August 1, 2013 at 9:30 am EDT. The toll-free dial-in numbers are 866-270-6057 within North America and 617-213-8891 outside of North America. The conference pass code is "prestige". The Company will provide a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at http://prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 888-286-8010 within North America and at 617-801-6888 from outside North America. The pass code is 89207139.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S. and Canada, and in certain international markets. Core brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® pain relievers, Beano® gas prevention, Debrox® earwax remover, and Gaviscon® antacid in Canada. Visit the Company's website at www.prestigebrands.com.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding creating shareholder value, the impact and complementary nature of acquisitions, future operating results, our strategy and focus, our intention to support our core brands with marketing and advertising, development of innovative products, management of free cash flow, and aggressive and disciplined M&A. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of our advertising and promotional initiatives, competition in our industry, and the success of our new product introductions and integration of newly acquired products. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2013, Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and other periodic reports filed with the Securities and Exchange Commission.
Contact: Dean Siegal
914 524 6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2013	2012
Revenues
Net sales	$142,101	$145,920
Other revenues	870	1,077
Total revenues	142,971	146,997

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	59,488	63,393
Gross profit	83,483	83,604

Operating Expenses
Advertising and promotion	19,140	20,325
General and administrative	11,634	16,151
Depreciation and amortization	3,268	3,295
Total operating expenses	34,042	39,771
Operating income	49,441	43,833

Other (income) expense
Interest income	(3)	(2)
Interest expense	15,908	19,850
Total other expense	15,905	19,848

Income before income taxes	33,536	23,985
Provision for income taxes	12,844	9,330
Net income	$20,692	$14,655

Earnings per share:
Basic	$0.40	0.29
Diluted	$0.40	$0.29

Weighted average shares outstanding:
Basic	51,222	50,342
Diluted	52,040	51,106

Comprehensive income, net of tax:
Currency translation adjustments	1	(42)
Total other comprehensive income (loss)	1	(42)
Comprehensive income	$20,693	$14,613

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands) Assets	June 30, 2013	March 31, 2013
Current assets
Cash and cash equivalents	$19,306	$15,670
Accounts receivable, net	61,981	73,053
Inventories	66,917	60,201
Deferred income tax assets	6,067	6,349
Prepaid expenses and other current assets	8,713	8,900
Total current assets	162,984	164,173

Property and equipment, net	10,697	9,896
Goodwill	167,546	167,546
Intangible assets, net	1,370,535	1,373,240
Other long-term assets	24,332	24,944
Total Assets	$1,736,094	$1,739,799

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$42,222	$51,376
Accrued interest payable	13,721	13,894
Other accrued liabilities	25,792	31,398
Total current liabilities	81,735	96,668

Long-term debt
Principal amount	960,000	978,000
Less unamortized discount	(6,755)	(7,100)
Long-term debt, net of unamortized discount	953,245	970,900

Deferred income tax liabilities	200,803	194,288
Total Liabilities	1,235,783	1,261,856

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Preferred share rights	283	283
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 51,364 shares at June 30, 2013 and 51,311 shares at March 31, 2013	514	513
Additional paid-in capital	403,643	401,691
Treasury stock, at cost - 191 shares at June 30, 2013 and 181 shares March 31, 2013	(965)	(687)
Accumulated other comprehensive loss, net of tax	(103)	(104)
Retained earnings	96,939	76,247
Total Stockholders' Equity	500,311	477,943
Total Liabilities and Stockholders' Equity	$1,736,094	$1,739,799

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,
(In thousands)	2013	2012
Operating Activities
Net income	$20,692	$14,655
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,268	3,295
Deferred income taxes	6,797	7,076
Amortization of deferred financing costs	892	1,048
Stock-based compensation costs	1,193	913
Amortization of debt discount	345	404
(Gain) loss on sale or disposal of equipment	(2)	21
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	11,070	(9,214)
Inventories	(6,716)	(2,748)
Prepaid expenses and other current assets	187	6
Accounts payable	(9,147)	135
Accrued liabilities	(5,781)	(849)
Net cash provided by operating activities	22,798	14,742

Investing Activities
Purchases of property and equipment	(1,364)	(1,198)
Proceeds from sale of property and equipment	2	15
Acquisition of brands from GSK purchase price adjustments	—	(226)
Net cash used in investing activities	(1,362)	(1,409)

Financing Activities
Repayment of long-term debt	—	(45,000)
Repayments under revolving credit agreement	(18,000)	(8,000)
Borrowings under revolving credit agreement	—	25,000
Payment of deferred financing costs	(280)
Proceeds from exercise of stock options	309	80
Excess tax benefits from share-based awards	452	—
Fair value of shares surrendered as payment of tax withholding	(278)	—
Net cash used in financing activities	(17,797)	(27,920)

Effects of exchange rate changes on cash and cash equivalents	(3)	(24)
Increase (decrease) in cash and cash equivalents	3,636	(14,611)
Cash and cash equivalents - beginning of year	15,670	19,015
Cash and cash equivalents - end of year	$19,306	$4,404

Interest paid	$14,826	$18,391
Income taxes paid	$657	$407

Prestige Brands Holdings, Inc.
Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended June, 2013			Three Months Ended June 30, 2012
	OTC Healthcare	Household Cleaning	Consolidated	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$122,768	$19,333	$142,101	$126,004	$19,916	$145,920
Other revenues	157	713	870	181	896	1,077
Total revenues	122,925	20,046	142,971	126,185	20,812	146,997
Cost of sales	45,011	14,477	59,488	47,399	15,994	63,393
Gross profit	77,914	5,569	83,483	78,786	4,818	83,604
Advertising and promotion	18,232	908	19,140	17,853	2,472	20,325
Contribution margin	$59,682	$4,661	64,343	$60,933	$2,346	63,279
Other operating expenses			14,902			19,446
Operating income			49,441			43,833
Other expense			15,905			19,848
Income before income taxes			33,536			23,985
Provision for income taxes			12,844			9,330
Net income			$20,692			$14,655

About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, income or loss from discontinued operations or the sale thereof and Non-GAAP Adjusted EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, income or loss from discontinued operations and the sale thereof, gain on settlement, loss on extinguishment of debt, certain other legal and professional fees, and acquisition-related costs. We define Non-GAAP Adjusted Gross Margin as Gross Profit before certain acquisition and integration-related costs.We define Non-GAAP Adjusted Operating Income as Operating Income minus certain other legal and professional fees, acquisition and other integration costs. We define Non-GAAP Adjusted Net Income as Net Income before gain on settlement, loss on extinguishment of debt, certain other legal and professional fees, acquisition and integration-related costs, income or loss from discontinued operations and sale thereof, the applicable tax impacts associated with these items and the tax impacts of state tax rate adjustments and other non-deductible items. Non-GAAP Adjusted EPS is calculated based on Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period. We define Non-GAAP Free Cash Flow as Net Cash provided by operating activities less cash paid for capital expenditures. Non-GAAP Free Cash Flow per Share is calculated based on Non-GAAP Free Cash Flow, divided by the weighted average number of common and potential common shares outstanding during the period. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share may not be comparable to similarly titled measures reported by other companies.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share because they provide additional ways to view our operations, when considered with both our GAAP results and the reconciliation to net income and net cash provided by operating activities, respectively, which we believe provide a more complete understanding of our business than could be obtained absent this disclosure. Each of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share is presented solely as a supplemental disclosure because (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income and Non-GAAP Adjusted EPS internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share has limitations, and you should not consider these measures in isolation from or as an alternative to GAAP measures such as Operating income, Net income, and Net cash flow provided by operating activities, or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The following tables set forth the reconciliation of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share, all of which are non-GAAP financial measures, to GAAP Gross Profit, GAAP Operating Income,

GAAP Net Income, GAAP Diluted EPS and GAAP Net cash provided by operating activities, our most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Adjusted Total Revenues and
GAAP Gross Profit to Non-GAAP Adjusted Gross Margin:

	Three Months Ended June,
	2013	2012
(In thousands)
GAAP Total Revenues	$142,971	$146,997
Adjustments: *
Additional slotting costs associated with GSK	—	411
Total adjustments	—	411
Non-GAAP Adjusted Total Revenues	$142,971	$147,408

GAAP Gross Profit	$83,483	$83,604
Adjustments:
Inventory step-up charge associated with acquisitions	—	23
Additional slotting costs associated with GSK	—	411
Additional product testing costs associated with GSK	—	220
Total adjustments	—	654
Non-GAAP Adjusted Gross Margin	$83,483	$84,258
Non-GAAP Adjusted Gross Margin %	58.4%	57.2%
* Revenue adjustments relate to our OTC Healthcare segment

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income:

	Three Months Ended June 30,
	2013	2012
(In thousands)
GAAP Operating Income	$49,441	$43,833
Adjustments:
Inventory step-up charge associated with acquisitions	—	23
Additional slotting costs associated with GSK	—	411
Additional product testing costs associated with GSK	—	220
Legal and professional fees associated with acquisitions	583	59
Unsolicited proposal costs	—	534
Transition and integration costs associated with GSK	—	4,127
Total adjustments	583	5,374
Non-GAAP Adjusted Operating Income	$50,024	$49,207

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA:

	Three Months Ended June,
	2013	2012
(In thousands)
GAAP Net Income	$20,692	$14,655
Interest expense, net	15,905	19,848
Income tax provision	12,844	9,330
Depreciation and amortization	3,268	3,295
Non-GAAP EBITDA:	52,709	47,128
Adjustments:
Inventory step-up charge associated with acquisitions	—	23
Additional slotting costs associated with GSK	—	411
Additional product testing costs associated with GSK	—	220
Legal and professional fees associated with acquisitions	583	59
Unsolicited proposal costs	—	534
Transition and integration costs associated with GSK	—	4,127
Total adjustments	583	5,374
Non-GAAP Adjusted EBITDA	$53,292	$52,502

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Adjusted Earnings Per Share:

	Three Months Ended June 30,
	2013	2013 Adjusted EPS	2012	2012 Adjusted EPS
(In thousands)
GAAP Net Income	$20,692	$0.40	$14,655	$0.29
Adjustments:
Inventory step-up charge associated with acquisitions	—	—	23	—
Additional slotting costs associated with GSK	—	—	411	0.01
Additional product testing costs associated with GSK	—	—	220	—
Legal and professional fees associated with acquisitions	583	—	59	—
Unsolicited proposal costs	—	—	534	0.01
Transition and integration costs associated with GSK	—	—	4,127	0.08
Tax impact of adjustments	(223)	—	(2,107)	(0.04)
Total adjustments	360	—	3,267	0.06
Non-GAAP Adjusted Net Income and Adjusted EPS	$21,052	$0.40	$17,922	$0.35

Reconciliation of GAAP Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow:

	Three Months Ended June 30,
	2013	2012
(In thousands)
GAAP Net cash provided by operating activities	$22,798	$14,742
Additions to property and equipment for cash	(1,364)	(1,198)
Non-GAAP Free Cash Flow	$21,434	$13,544

Non-GAAP Free Cash Flow per Share	$0.41	$0.27

Reconciliation of GAAP Net Income and EPS to Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share:

	Three Months Ended June 30,
	2013	2013 Free Cash Flow per Share	2012	2012 Free Cash Flow per Share
(In thousands)
GAAP Net Income	$20,692	$0.40	$14,655	$0.29
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	12,493	0.24	12,757	0.25
Changes in operating assets and liabilities, net of effects from acquisitions as shown in the Statement of Cash Flows	(10,387)	(0.20)	(12,670)	(0.25)
Total adjustments	2,106	0.04	87	—
GAAP Net cash provided by operating activities	$22,798	$0.44	$14,742	$0.29
Additions to property and equipment for cash	$(1,364)	$(0.03)	$(1,198)	$(0.02)
Non-GAAP Free Cash Flow per Share	$21,434	$0.41	$13,544	$0.27